Calculation of Filing Fee Tables
S-8
CYTOKINETICS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock $0.001 par value	Other	750,000	$ 65.64	$ 49,230,000.00	0.0001381	$ 6,799.00
Total Offering Amounts:						$ 49,230,000.00		$ 6,799.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 6,799.00
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable under the plans set forth herein as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant's common stock. Represents additional shares of common stock available for issuance under the Amended and Restated 2004 Equity Incentive Plan. Estimated in accordance with Rule 457(h) and Rule 457(c) under the Securities Act solely for the purpose of calculating the total registration fee. The computation is based upon the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Select Market on February 25, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A